Exhibit 10.1
THESEUS PHARMACEUTICALS, INC.
AMENDED AND RESTATED
OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved by the Board of Directors on March 22, 2023
Effective on June 9, 2023 (the “Effective Date”)
Theseus Pharmaceuticals, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Amended and Restated Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
1.CASH COMPENSATION
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $35,000. There are no per‑meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.
Committee Annual Cash Retainer
Effective as of the Effective Date, each Outside Director who serves as the chair of the Board, the lead independent Outside Director, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Chair of the Board	$30,000
Lead Independent Director	$15,000
Chair of Audit Committee:	$15,000
Member of Audit Committee:	$7,500
Chair of Compensation Committee:	$10,000
Member of Compensation Committee:	$5,000
Chair of Nominating and Governance Committee:	$8,000
Member of Nominating and Governance Committee:	$4,000

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee.
2.EQUITY COMPENSATION
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Common Shares to be covered by such Awards.
(b) Initial Award. Each Outside Director joining the Board after the Effective Date shall be automatically granted an award of Options covering 52,000 Common Shares (the “Initial Award”) upon first joining the Board (such date, the “Start Date”). Subject to Section 3 of this Policy, the Initial Award will vest monthly over 36 months (on the same day of the month as the Start Date), subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
For the avoidance of doubt, if an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award under Section 2(b). Such an Outside Director would receive an Annual Award under Section 2(c).
(c) Annual Award. On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of Options covering 19,500 Common Shares and an award of 3,250 Restricted Stock Units (an “Annual Award”). Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
Notwithstanding the foregoing, an Outside Director who has been granted an Initial Award will not be granted an Annual Award in the same calendar year.
(d) Adjustments. In the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares or a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a corresponding adjustment will automatically be made in the share numbers described above.
3.CHANGE IN CONTROL
In the event of a Change in Control, each Outside Director’s outstanding Company equity awards will accelerate and vest.
4.TRAVEL EXPENSES
Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.

5.ADDITIONAL PROVISIONS
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
6.SECTION 409A
In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.
7.REVISIONS
The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.